Exhibit 10.15

RECOGNITION AWARD AGREEMENT AND GENERAL RELEASE

This Recognition Agreement and General Release (“Agreement”) is entered into as of Notification Date by and between Kellogg Company, a Delaware corporation (“Kellogg” or “Company”), together with its subsidiaries, divisions, affiliates and successors and                    .

The Company has announced the spin-off of its North American cereal business to WK Kellogg Co. The spin-off is expected to be complete in the fourth quarter of 2023. The date on which that occurs is referred to as the “Transaction Date” in this Agreement. Employee is in a crucial role at WK Kellogg Co, and the Company wishes to recognize Employee’s contribution to the spin-off through this recognition award. Effective as of the Transaction Date, all references to “Company” or “Kellogg” shall mean WK Kellogg Co.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and assuming Employee has not revoked this Agreement as described in Paragraph 19 below, the parties agree as follows:

1.    Consideration/Recognition Award. In consideration for Employee entering into this Agreement and fully abiding by its terms, Kellogg agrees to provide Employee with a recognition award as described below:

(a).    Provided Employee remains employed with the Company as «Job_Key_Name» through the earliest to occur of: (x) the Transaction Date, (y) December 31, 2023, and (z) a Qualifying Termination, Employee shall be eligible to receive a recognition award equal to «Retention_Amt». The full amount of the retention/incentive bonus will be paid in the first practical pay period after the earlier of the Transaction Date and December 31, 2023 (the “Payment Date”) and following Employee’s execution of the Release of Claims described in Paragraph 20 below, but in no event later than 60 days following the earlier of the Transaction Date and December 31, 2023.

(b).    The recognition award is contingent on Employee fully abiding by the terms of this Agreement. It is also contingent upon Employee’s compliance with the obligations set forth in Paragraph 7 below and remaining employed with the Company as                      through the earliest to occur of: (x) the Transaction Date, (y) December 31, 2023, and (z) a Qualifying Termination.

(c).    For purposes of this Agreement, “Qualifying Termination” means a termination of Employee’s employment by the Company for any reason other than any reason that would make Employee ineligible for benefits under the Kellogg Company Severance Benefit Plan or, if the termination occurs after the Transaction Date, under the WK Kellogg Co severance benefit plan. “Disability” means that Employee is “disabled” under Section 409A(a)(2)(c)(i) of the Internal Revenue Code.

(d).    Employee understands and agrees that if Employee voluntarily leaves employment with the Company within 12 months after the Payment Date, Employee will be obligated, to the maximum extent permitted by law, to reimburse the Company for the recognition award paid to Employee under this Agreement. Specifically, Employee agrees to authorize that such reimbursement be deducted from any monies owed to Employee from the Company. To the extent that all monies owed to Employee by the Company at the time of Employee’s voluntary termination are insufficient to reimburse the Company for the entire amount of the recognition award, Employee authorizes the Company to take all legal measures to obtain payment over a specified time through any legal means necessary (e.g., garnishment, attachment, etc.).

(e).    Employee acknowledges and agrees that the recognition award is not benefit bearing and therefore will not be eligible for 401(k) deferral, matching contributions or retirement contributions, and will not be considered for pension determination or for ESPP deduction.

2.    Employment Status. Kellogg and Employee understand and agree that Employee’s employment with the Company continues on an at-will basis from the date of execution of this Agreement. For avoidance of doubt, Kellogg and Employee agree that because this is an at-will employment arrangement, the Company may terminate Employee’s employment at any time, including before or after the Transaction Date, with or without just cause, and Employee may resign from employment at any time with or without just cause.

3.    Tax Liability, Withholding & Offsets. Employee acknowledges and agrees that:

(a).    Usual and customary withholding and deductions for tax purposes and any other withholdings required by law or regulation will be withheld from any payments made to Employee pursuant to this Agreement, to the extent required by law or regulation;

(b).    All tax liability, with respect to any and all payments or services received by Employee under this Agreement (other than employer payroll taxes or any other taxes required to be paid by Employer under applicable law) will be Employee’s responsibility; and

(c).    This Agreement does not cancel or alter in any way Employee’s obligation to reimburse or repay amounts Employee owes to the Company under any program or policy, including but not limited to, Company credit card, vacation, short-term disability overpayments, tuition reimbursement, relocation, and tax equalization policies, and Employee agrees that subject to any applicable law and Section 409A of the Internal Revenue Code, the Company may reduce any portion of the amount owed to Employee under this Agreement in satisfaction of the amount Employee owes the Company under such policies or programs as may be in effect from time to time.

4.    No Other Compensation or Benefits Owing. Employee acknowledges and agrees that, except as otherwise expressly provided for in this Agreement, Employee is not and will not be due any other special compensation or benefits under this Agreement, the Company has paid Employee in full for any and all hours worked up to and through the date of this Agreement, and the Company shall have no further obligations of any kind or nature to Employee with respect to the time period before the date on which Employee signs this Agreement. Notwithstanding the foregoing, the language in this paragraph is not intended to operate as a waiver or relinquishment of any pension plan and/or 401k plan benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable written plan.

5.    No Other Representations. Employee represents and warrants that no promise or inducement has been offered or made except as set forth in this Agreement and that Employee is entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by the Company, or any person(s) acting on its behalf.

6.    Non-Assignment of Rights. Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement.

7.    Non-Disparagement of the Company. Employee agrees not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. Notwithstanding this limitation, Employee and Kellogg agree that nothing in this Agreement is intended to prevent or inhibit Employee from filing a charge or a complaint with a government agency or otherwise participating in or assisting a government investigation. Nothing in this Agreement shall extinguish or otherwise limit Employee’s rights that may not, by express or unequivocal operation of law, be extinguished or limited.

8.    Disclosure of Any Material Information. As of the date Employee signs this Agreement, Employee represents and warrants that Employee has disclosed to Kellogg any information concerning any conduct involving the Company or any of its officers, directors, representatives, agents or employees that Employee has any reason to believe may be unlawful, or violates Company policy or would otherwise reflect poorly on the Company in any respect. If Employee subsequently comes into possession of such information Employee agrees Employee has an obligation to disclose such information to the Company.

9.    Non-Admission of Liability. Employee understands and agrees that this Agreement does not and shall not be deemed or construed as an admission of liability or responsibility by the Company for any purpose. Employee further agrees that nothing contained in this Agreement can be used by Employee or any other past, present or future employee of the Company in any way as precedent for future dealings with the Company or any of its successors, officers, directors, attorneys, representatives, agents or employees.

10.    Releases, Representations and Covenants. In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which Employee expressly acknowledges, Employee unconditionally and irrevocably releases, waives and forever discharges the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all legally waivable claims or causes of action that Employee had, has or may have, known or unknown, including those relating to Employee’s employment with the Company up until the date on which Employee signs this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act of 1992, as amended, the Worker Adjustment and Retraining Notification Act (including state and local analogues), the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, severance pay, bonus, expense reimbursement, stock, stock options, ownership interest, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other employee or fringe benefit; breach of any express or implied contract; breach of any implied covenant of good faith and fair dealing; defamation; slander; worker’s compensation; disability; personal injury; negligence; discrimination or harassment on the basis of Employee’s race, color, national origin, ancestry, religion, sex or pregnancy, age, physical or mental disability, sexual orientation, marital or veteran status, or any other characteristic protected by applicable state, federal or local law; retaliation; negligent or intentional infliction of emotional distress;

fraud; misrepresentation; invasion of privacy; and any and all other claims, including any state or local wage and hour related claims that are subject to waiver, by which Employee seeks any form of legal or equitable relief, damages, compensation or benefits (except as set forth in subparagraph (c), below); damages of any nature, including compensatory, general, special or punitive damages; and/or costs, fees or other expenses, including attorneys’ fees, incurred in connection with any of these matters. Employee understands that Employee may later discover claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

(a).    No Pending Claims/Withdrawal of Claims. Employee represents and warrants that, with the exception of those types of claims listed in subparagraph (c), below, as of the date Employee signs this Agreement, Employee, whether individually or as part of a class or group has no charges, claims or lawsuits of any kind pending against the Company or any of its past, present and future subsidiaries, divisions, affiliates, successors, or their respective officers, directors, attorneys, agents and employees that fall within the scope of the release set forth in this Paragraph 10. To the extent that Employee has such pending charges, claims or lawsuits as of the date Employee signs this Agreement, Employee agrees to disclose in writing to the Company all such pending charges, claims or lawsuits and to obtain the immediate dismissal with prejudice of such matters or withdraw from participation in such matters and provide written confirmation immediately of same (i.e., court order, and/or agency determination) as a condition precedent to Kellogg’s obligations under this Agreement on and after the date Employee signs this Agreement (including, but not limited to, providing any compensation or benefits under this Agreement). Employee acknowledges and agrees that to the extent Employee has an existing charge, this Agreement constitutes consideration for resolution and dismissal of that charge.

(b).    Remedies for Breach. If Employee breaches any portion of this Agreement, disavows any portion of the release set forth in this Paragraph 10, Employee acknowledges and agrees that, in addition to any damages, Employee will be obligated, to the maximum extent permitted by law, to reimburse Kellogg for all amounts paid to Employee pursuant to this Agreement, and Employee shall be liable for all expenses, including costs and attorney’s fees, incurred by any entity released in recovering those amounts or defending a lawsuit or claim, regardless of the outcome. Employee also agrees and acknowledges that if Employee breaches this Agreement, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. Employee, therefore, agrees that, if Employee breaches this Agreement, the Company shall have the immediate right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage.

(c).    Exclusion for Certain Claims. Notwithstanding the foregoing, Kellogg and Employee agree that the release given above does not apply to any claims arising after the date Employee signs this Agreement. Kellogg and Employee also agree that nothing in this Agreement prevents Employee or the Company from instituting any action to enforce the terms of this Agreement or challenge the Agreement’s validity under the Age Discrimination in Employment Act, as amended, or any other right or recovery that cannot by express and unequivocal terms of law, be limited, waived or extinguished or released (such as claims for workers’ compensation, statutory unemployment benefits, or statutory disability benefits), including those claims referred to in Paragraph 16 below. In addition, Employee and Kellogg agree that nothing in this Agreement shall be construed to prevent Employee from enforcing any rights Employee may have under the Employee Retirement Income Security Act of 1974 to recover vested benefits or to prohibit Employee from filing a charge or otherwise cooperating or participating in an investigation or proceeding conducted by any federal, state or local agency. Employee understands and agrees that Employee is waiving the right to recover monetary damages or other individual relief in connection with any such charge, or investigation or in any proceeding brought by Employee or on Employee’s behalf provided, that nothing in this Agreement shall prohibit Employee from receiving any monetary award to which Employee becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

11.    Preservation of Company Confidential Information. Employee acknowledges and agrees that in the course of employment with the Company, Employee has acquired or will acquire confidential information that includes, by way of example only, trade secrets (including organizational charts, reporting relationships, employee information such as credentials, individual performance, skill sets, salaries and background information), financial information, budgets, customer lists, vendors, ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company. As a material condition of this Agreement, Employee agrees that Employee will not, except as authorized in writing by the Chief Legal Officer of the Company, use, publish or disclose or authorize anyone to use, publish or disclose, any secret or confidential information or knowledge concerning the business of the Company. Employee additionally acknowledges and agrees that previously executed Company confidentiality or non-disclosure agreements, if any, will continue to remain in effect after the date Employee signs this Agreement.

12.    Confidentiality of Agreement. Employee agrees that the terms of this Agreement pertaining to compensation and benefits are confidential and shall be kept strictly confidential. Employee agrees that the compensation and benefit terms contained in this Agreement will not be disclosed to any third party except for Employee’s spouse, tax, financial, or legal advisor(s), provided such parties agree to keep such information confidential and, in the case of disclosure to any advisor(s), only to the extent necessary to perform services, or except as disclosure of such matters may be required by law. Employee agrees to assume responsibility for any disclosure of the existence and terms of this Agreement by such third parties.

13.    Cooperation. Employee agrees to cooperate truthfully and fully with the Company in connection with any and all existing or future investigations or litigation of any nature brought against the Company involving events that occurred during Employee’s employment with the Company. Employee agrees to notify the Company immediately if subpoenaed or asked to appear as a witness in any matter related to the Company. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee as a result of such cooperation.

14.    General.

(a).    Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

(b).    Successors. This Agreement shall be binding upon, enforceable by, and inure to the benefit of Employee and Kellogg, and Employee’s personal or legal representatives, executors,

administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assignee of Kellogg, but neither this Agreement, nor any rights, payments, or obligations arising under this Agreement may be assigned, pledged, transferred, or hypothecated by Employee. For purposes of clarity, Employee agrees that the Company may assign this Agreement and the obligations arising under it at any time.

(c).    Controlling Law Arbitration and Forum for Disputes; Waiver of Jury Trial. Employee agrees that the laws of the State of Michigan shall govern this Agreement. Employee and Kellogg also agree that except as otherwise provided in Paragraph 10(b), any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement the breach of this Agreement or Employee’s employment with the Company, including the termination thereof, will only be resolved in individual arbitration before JAMS (Judicial Arbitration Mediation Services) subject to JAMS’ Streamlined Arbitration Rules and Procedures, unless the parties jointly agree to resolution in individual arbitration before the American Arbitration Association (“AAA”), subject to the AAA’s Employment Dispute Arbitration Rules. Employee understands and agrees that by agreeing to arbitrate any aforementioned controversies, claims or disputes, Employee and Kellogg are waiving the right to have such controversies, claims and disputes heard or resolved by a jury. Notwithstanding their mutual agreement to arbitrate disputes that may arise between them, and to waive their right to a jury trial with respect to such disputes, Employee and Kellogg agree that either may file an action in Court for the limited purpose of securing injunctive relief in order to preserve the status quo pending arbitration, provided that any such court action for injunctive relief is filed in the Circuit Court of Calhoun County, Michigan or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter in dispute , and the parties irrevocably and unconditionally submit to the jurisdiction of said courts.

(d).    Waiver. Neither party to this Agreement can discharge or waive any claim or right arising out of a breach or default under this Agreement unless the discharge or waiver is in writing and is signed by the party that will be bound by the waiver or discharge. A waiver by either party to this Agreement of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance with that provision and that provision shall remain in full force and effect.

(e).    Notices. All notices, requests, demands, claims, and other communications regarding this Incentive Agreement shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, and properly addressed as follows:

To Kellogg:	Kellogg Company
One Kellogg Square
P.O. Box 3599
Battle Creek, MI 49016
Attention: Chief Legal Officer

To Employee:	At Employee’s Kellogg email address or the address set forth in the preamble to this Agreement.

15.    Defense of Trade Secrets Act Notice. Notwithstanding any provision in this Agreement, Kellogg and Employee agree that nothing in this Agreement is intended to impede Employee’s contact or communication with government officials and that Employee has the right, without criminal or civil penalty, to disclose confidential trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

16.    Whistleblower Activity Not Prohibited. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement will be interpreted so as to impede Employee (or any other individual) from:

(a).    Making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law;

(b).    Participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General;

(c).    Accepting any U.S. Securities and Exchange Commission Awards; or

(d).    Making other disclosures under the whistleblower provisions of federal law or regulation.

In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Employee from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee will not be required to notify the Company that such reports or disclosures have been made.

17.    Entire Agreement/Amendment. To the extent it applies, a state specific addendum is attached to and made part of this Agreement. Employee agrees that this Agreement and any state specific addendum that may apply and is attached to this Agreement constitute the entire agreement between Employee and Kellogg related to the subject matter of this Agreement, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to the subject matter of this Agreement; provided, however, that this Agreement is in addition to and complements, and is not in substitution of and does not replace or supersede, any confidentiality, trade secrets, non-competition, non-solicitation, non-disparagement, inventions and patent rights restrictions or any other similar restrictions by which Employee is currently bound or by which Employee may be bound in respect of the Company or any of its affiliates. Employee acknowledges that this Agreement may not be modified except by written document, signed by Employee and the Chief Legal Officer or VP Chief Counsel of Kellogg.

18.    Knowing and Voluntary Action. Employee acknowledges that Employee has been advised to consult an attorney before signing this Agreement. Employee further acknowledges that Employee has read this Agreement and all addenda, if any, attached to this Agreement; has been given a period of at least twenty-one (21) days to consider this Agreement; understands its meaning and application; and is signing this Agreement of Employee’s own free will with the intent of being bound by it. If Employee elects to sign this Agreement prior to the expiration of twenty-one (21) days, Employee has done so voluntarily and knowingly, without any improper inducement or coercion by the Company.

19.    Revocation of Agreement. Employee further acknowledges that Employee may revoke this Agreement at any time within a period of seven (7) days following the date Employee signs this Agreement. Notice of revocation shall be made in writing addressed to Kellogg in accordance with Paragraph 14(e) above. Such revocation must be received by Kellogg by the close of business of the first day following the end of the seven (7) day revocation period. This Agreement shall not become effective until after the time period for revocation has expired.

20.    Signing of Release of Claims. Employee acknowledges and understands that the recognition award described in Paragraph 1 of this Agreement is contingent upon Employee’s execution and non-revocation of a release of claims, in a form satisfactory to the Company within twenty-one (21) days after the earlier of the Transaction Date and December 31, 2023, and the release of claims will become effective as of the date Employee signs it.

IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement consisting of 8 pages.

EMPLOYEE	KELLOGG COMPANY